                            ASSET PURCHASE AGREEMENT









                            ASSET PURCHASE AGREEMENT

                                 by and between

                              CASCADE DESIGNS, INC.
                                  ("Purchaser")

                                       and

                                SWEETWATER, INC.
                                   ("Seller")




                             Dated October 21, 1997

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE I
CERTAIN DEFINITIONS.....................................................   A-1

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..................   A-6
     Section 2.1.       Purchase and Sale of Assets; Assumption
                        of Liabilities..................................   A-6
     Section 2.2.       Purchase Price..................................   A-6
     Section 2.3.       Determination of Closing Asset Value............   A-6
     Section 2.4.       Allocation of Purchase Price....................   A-7

ARTICLE III
CLOSING AND RELATED MATTERS.............................................   A-7
     Section 3.1.       Time and Place of Closing.......................   A-7
     Section 3.2.       Purchaser's Deliveries at the Closing...........   A-8
     Section 3.3.       Seller's Deliveries at the Closing..............   A-8
     Section 3.4.       Non-Assignable Instruments......................   A-9
     Section 3.5.       Interdependence.................................   A-9

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER................................   A-9
     Section 4.1.       Corporate Organization and Good Standing........   A-9
     Section 4.2.       Authorization, Execution and Binding
                        Effect..........................................  A-10
     Section 4.3.       Noncontravention; Consents and Approvals........  A-10
     Section 4.4.       Compliance With Laws............................  A-10
     Section 4.5.       Financial Statements; Accounts
                        Receivable;  Inventories........................  A-11
     Section 4.6.       Absence of Certain Changes......................  A-11
     Section 4.7.       Legal Proceedings...............................  A-12
     Section 4.8.       Title to Properties and Related Matters.........  A-12
     Section 4.9.       Taxes and Tax Returns...........................  A-13
     Section 4.10.      Contracts.......................................  A-13
     Section 4.11.      Patents, Trademarks, Trade Names, etc...........  A-14
     Section 4.12.      Condition of Assets.............................  A-14
     Section 4.13.      Environmental Matters...........................  A-15
     Section 4.14.      Finders.........................................  A-16
     Section 4.15.      Proxy Statement Information.....................  A-16

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................  A-16
     Section 5.1.       Corporate Organization..........................  A-16
     Section 5.2.       Authorization, Execution and Binding
                        Effect..........................................  A-16
     Section 5.3.       Noncontravention; Consents and Approvals........  A-17
     Section 5.4.       Finders.........................................  A-17
     Section 5.5.       Legal Proceedings...............................  A-17
     Section 5.6.       Proxy Statement.................................  A-18



                                       (i)

ARTICLE VI
COVENANTS...............................................................  A-18
     Section 6.1.       Pre-Closing Covenants...........................  A-18
     Section 6.2.       Post-Closing Covenants..........................  A-20
     Section 6.3.       Employees.......................................  A-21

ARTICLE VII
CONDITIONS TO CLOSING...................................................  A-21
     Section 7.1.       Conditions to Obligation of Purchaser to
                        Close...........................................  A-21
     Section 7.2.       Conditions to Obligation of Seller to
                        Close.  ........................................  A-22

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION............................................  A-23
     Section 8.1.       Survival of Representations and
                        Warranties, etc.................................  A-23
     Section 8.2.       Indemnification.................................  A-23
     Section 8.3.       Procedure for Indemnification...................  A-24
     Section 8.4.       Limitation on Seller's Indemnification..........  A-25
     Section 8.5.       Limitation on Purchaser's
                        Indemnification.................................  A-25
     Section 8.6.       Sole Remedy.....................................  A-26

ARTICLE IX
MISCELLANEOUS...........................................................  A-26
     Section 9.1.       Headings; Grammatical Usage.....................  A-26
     Section 9.2.       Notices.........................................  A-26
     Section 9.3.       Assignment; Third Parties.......................  A-27
     Section 9.4.       Expenses and Transfer Taxes.....................  A-27
     Section 9.5.       Complete Agreement..............................  A-27
     Section 9.6.       Amendments and Waivers..........................  A-28
     Section 9.7.       Termination.....................................  A-28
     Section 9.8.       Counterparts....................................  A-28
     Section 9.9.       Governing Law...................................  A-28
     Section 9.10.      Severability....................................  A-29

Exhibit A         Bill of Sale, Assignment and Assumption Agreement
Exhibit B         License Agreement
Exhibit C         Registration Transfer Agreement
Exhibit D         Data Compensation Rights Transfer Agreement,
Exhibit E         Non-Competition Agreements
Exhibit F         Seller Officer's Certificate
Exhibit G         Purchaser's Officer's Certificate


                                      (ii)

                            ASSET PURCHASE AGREEMENT


            ASSET PURCHASE AGREEMENT, dated October 21, 1997, is entered into by and between (1) CASCADE DESIGNS, INC., a Washington State corporation ("PURCHASER"), and (2) SWEETWATER, INC., a Delaware corporation ("SELLER").

                              W I T N E S S E T H:

            WHEREAS, Seller is engaged in the business of manufacturing and distributing portable water filtration and purification devices for outdoor use (the "OUTDOOR BUSINESS"); and

            WHEREAS, the parties desire that Purchaser purchase from Seller, and that Seller sell to Purchaser, the assets of the Outdoor Business, and that Purchaser assume certain liabilities of the Outdoor Business, upon the terms and subject to the conditions hereinafter set forth; and

            NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, conditions, agreements, and undertakings hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

Section 1.1.      Definitions

            The following terms, as used herein, shall have the meanings set forth below:

            (a) "AFFILIATE" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

            (b) "AGREEMENT" shall mean this Asset Purchase Agreement, including the Exhibits and Schedules hereto.

            (c) "ACQUIRED ASSETS" shall mean the following properties and assets of Seller used or held for future use by Seller, in each case as the same shall exist on the Closing Date, but not including the Excluded Assets:

                  (i) Seller's leasehold interests in the real property and
            facilities located at 1140 Boston Avenue, Unit A, Longmont, Colorado 80501 (the "Facility"), together with all of Seller's interest in and to all improvements thereon and all of the furniture, fixtures and equipment owned by Seller and located in the Facility;

                  (ii) all tangible personal property including but not limited to all machinery, equipment, raw materials, work in progress, inventories, tools, and the office operating and other supplies, such as desk sets, furniture, and computers, currently utilized by Seller's twelve employees;

                  (iii) all of Seller's common law and statutory rights in, and the goodwill associated with, the trademark and tradename "SweetWater" and the Intellectual Property;

                  (iv) all trade accounts receivable of the Outdoor Business attributable to payors with billing addresses in the United States and in Canada;

                  (v) all of Seller's rights and claims under the Outdoor
            Contracts and all claims, demands, judgments and rights of set-off relating to the Outdoor Contracts;

                  (vi) all books, records and files of Seller relating to the
            Outdoor Business;

                  (vii) to the extent transferable, all licenses, authorizations and permits issued by any governmental or regulatory agency relating exclusively to the Outdoor Business and all applications therefor pending or filed,;

                  (viii) EPA Registration No. 67373-1 and data compensation
            rights granted the Seller under the Federal Insecticide Fungicide and Rodenticide Act;

                  (ix) to the extent transferable, all software licenses and authorizations; and

                  (x) all other assets owned by Seller and used exclusively in the Outdoor Business in the ordinary course of business as presently conducted.

            (d)   "ASSUMED LIABILITIES" shall mean, collectively,:

                  (i) liabilities and obligations that arise out of Seller's product warranties;

                  (ii) liabilities and obligations that arise out of or relate to any event occurring after the Closing Date in connection with the operation of the Outdoor Business, the use or ownership of any of the Acquired Assets or the assumption of the Outdoor Contracts.


            (e) "ENVIRONMENTAL LAWS" shall mean all federal, state and local statutes, regulations, ordinances, and other laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, promulgated, or approved thereunder.

            (f) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            (g) "EXCLUDED ASSETS", collectively, shall mean:

                  (i) all cash, marketable securities, insurance policies,
            deposits and prepaid assets and expenses of Seller;

                  (ii) all rights and claims (including, without limitation, rights under any insurance policies of Seller, refunds, Tax refunds and claims thereto) of Seller with respect to the Excluded Assets or the Excluded Liabilities;

                  (iii) any and all minute books, stock transfer records,
            corporate seals, Tax Returns, and any books or records (including, without limitation, payroll records and paid invoices) relating to Tax Returns;

                  (iv) all rights of Seller under this Agreement and the
            agreements and instruments delivered to Seller by Purchaser pursuant to this Agreement;

                  (v) all finished goods not included in Seller's price list on the date hereof; all components of goods not included in Seller's price list on the date hereof; and all raw materials not used in goods included in Seller's price list on the date hereof; and

                  (vi) all other assets of Seller listed on SCHEDULE 1.1(i)
            hereto.

            (h)   "EXCLUDED LIABILITIES" shall mean the following liabilities of
Seller:

                  (i) all accounts payable and liabilities of Seller in respect of indebtedness for borrowed money;

                  (ii) all liabilities and obligations of Seller in respect of
            Taxes attributable to taxable years or periods ending prior to the Closing Date;

                  (iii) all liabilities of Seller for the payment of accrued employee benefits or for severance benefits arising out of any agreement between Seller and any of its employees or any other person;

                  (iii) liabilities and obligations arising under Environmental
            Laws or otherwise related to the environment as a result of Seller's operation of the Outdoor Business prior to the Closing Date, Seller's lease of the facilities located at 2505 Trade Center Avenue, Longmont, Colorado 80503 and 4725 Nautilus Court South, #3, Boulder, Colorado 80301 or as a result of any act of Seller's employees prior to the Closing Date at the Facility;

                  (iv) all liabilities of Seller under this Agreement; and

                  (v) all other liabilities of Seller not specifically included within the definition of Assumed Liabilities and arising out of events occurring prior to the Closing Date.

            (i) "GAAP" shall mean generally accepted accounting principles, applied on a basis consistent with past practice.

            (j) "KNOWLEDGE" or "BEST KNOWLEDGE", with respect to Seller, shall mean actual knowledge after due inquiry of Eric Reynolds, Patrick Thomas and Jerry Cogdill; with respect to Purchaser, shall mean actual knowledge after due inquiry of Lee Fromson and John Burroughs.

            (k) "LICENSE" shall mean a royalty-free, exclusive, worldwide, irrevocable and transferrable license from Purchaser to Seller as set forth in the form of License Agreement attached hereto as Exhibit B.

            (l) "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, any change(s), effect(s), circumstance(s) or condition(s) that, individually or in the aggregate, are or may reasonably be expected to be materially adverse to (i) the assets, business, operations, income or condition (financial or otherwise) of such Person or such Person and its Affiliates taken as a whole, or the transactions contemplated by this Agreement or (ii) the ability of such Person to perform its obligations under this Agreement.

            (m) "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation or governmental entity (or any department, agency or political subdivision thereof).

            (n) "SEC" shall mean the United States Securities and Exchange Commission.

            (o) "TAXES" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            (p) "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (q) "TRANSFER TAXES" shall mean all sales, use, value added, transfer, and similar taxes or fees imposed by any governmental entity in connection with the transfers carried out pursuant to this Agreement.

            The following additional terms are defined in the Sections of this Agreement set forth below:

            Term                                             Section
            ----                                             -------
            "BASKET AMOUNT"                                    8.4
            "CAP AMOUNT"                                       8.4
            "CLOSING"                                          3.1
            "CLOSING ASSET VALUE"                              2.3
            "CLOSING DATE"                                     3.1
            "CONTROL"                                          8.3
            "FACILITY"                                         1.1(c)
            "ENCUMBRANCES"                                     4.8
            "INDEMNIFIABLE LOSSES"                             8.2
            "INDEMNIFYING PARTY"                               8.3
            "INDEMNITEE"                                       8.3

            "INTELLECTUAL PROPERTY"                            4.11
            "OUTDOOR BUSINESS"                               Recitals
            "OUTDOOR CONTRACTS"                                4.10
            "PERMISSIBLE EXCEPTIONS"                            4.8
            "PROXY STATEMENT"                                   6.1
            "PURCHASE PRICE"                                    2.2
            "PURCHASER"                                      Preamble
            "RCRA"                                             4.13
            "SELLER"                                         Preamble
            "STOCKHOLDER PROPOSALS"                             6.1
            "SUPERFUND"                                        4.13
            "THIRD PARTY CLAIM"                                 8.3

                                   ARTICLE II
            PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1.      Purchase and Sale of Assets; Assumption of
                  Liabilities

            (a) Upon the terms and subject to the conditions hereof, at the Closing, (i) Seller shall sell, convey, assign, transfer, and deliver to Purchaser and Purchaser's successors and assigns forever, all of the Acquired Assets, free and clear of all Encumbrances other than Permissible Exceptions, and (ii) Purchaser shall purchase, acquire and accept all of the Acquired Assets, assume the Assumed Liabilities and execute and deliver the License.

            (b) Purchaser shall not assume any of the Excluded Liabilities, and Seller shall and does hereby retain responsibility for the Excluded Liabilities.

Section 2.2.      Purchase Price

            The aggregate purchase price for the Acquired Assets shall be equal to the Closing Asset Value plus $300,000 (the "PURCHASE PRICE"), and shall be payable at the Closing by Purchaser to Seller by a bank or certified check or by wire transfer on the Closing Date to an account or accounts in the United States which is designated in writing by Seller not later than three business days prior to the Closing Date.

Section 2.3.      Determination of Closing Asset Value

            (a) To calculate the Closing Asset Value, a physical count of all inventory shall be conducted by Seller and Purchaser prior to and as close as practicable to the Closing Date and in no event later than the second business day after Seller's stockholder meeting.

            (b) The "CLOSING ASSET VALUE" shall be an amount equal to the sum of: (i) $294,000, which is the determined value for all equipment included in the Acquired Assets, plus (ii) an amount equal to the actual cost incurred by Seller in the purchase and installation of any fixed assets installed in the Facility after the date hereof by Seller, which amount shall not exceed $20,000, plus (iii) an amount equal to the Inventory Value, plus (iv) an amount equal to the sum of all accounts receivable attributable to payors with billing addresses in the United States and in Canada, as determined by Seller's accounts receivable aging report as of the close of business on the day preceding the Closing Date, discounted to the extent of 0.3%, plus (v) an amount equal to the sum of the security deposits, prepaid items and discretionary expenditures set forth on Schedule 2.3 hereof. For purposes hereof, the "Inventory Value" shall be determined by multiplying the actual inventory (as determined in accordance with Section 2.3(b) above) by the respective values for such inventory as set forth in the 1997 standard cost inventory valuation report delivered by Seller to Purchaser on September 18, 1997. The calculation of Closing Asset Value shall be set forth in a statement to be signed by Seller and Purchaser at the Closing which statement shall be final and binding upon both parties for all purposes.

Section 2.4.      Allocation of Purchase Price

            Purchaser and Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including tax purposes) in accordance with a mutually acceptable allocation schedule to be delivered at the Closing. Purchaser and Seller shall each timely file, or cause to be filed, an IRS Form 8594 pursuant to the requirements of Internal Revenue Code Section 1060 and the regulations thereunder reflecting such allocation.

                                   ARTICLE III
                           CLOSING AND RELATED MATTERS

Section 3.1.      Time and Place of Closing

            The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Zimet, Haines, Friedman & Kaplan, 460 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, on __________, 1997 (the "CLOSING DATE") or, if later, on the fifth business day following the date of Seller's stockholder meeting at which approval of the Stockholder Proposals is obtained. Purchaser shall not be required to have a representative present at the Closing.

Section 3.2.      Purchaser's Deliveries at the Closing

            At the Closing, Purchaser shall deliver to Seller:

                  (a) the Purchase Price;

                  (b) a copy of the Bill of Sale, Assignment and Assumption
            Agreement substantially in the form of EXHIBIT A hereto, duly executed by Purchaser;

                  (c) a duly executed copy of the License, in the form of
            EXHIBIT B hereto;

                  (d) the officer's certificate required under Section 7.2(d);

                  (e) the Closing Asset Value statement required under Section
            2.3 and the Allocation Schedule required under Section 2.4; and

                  (f) the Registration Transfer Agreement and the Data
            Compensation Rights Transfer Agreement, substantially in the forms of EXHIBIT C and EXHIBIT D hereto, duly executed by Purchaser.

Section 3.3.      Seller's Deliveries at the Closing

            At the Closing, Seller shall deliver to Purchaser:

                  (a) a copy of the Bill of Sale, Assignment and Assumption
            Agreement substantially in the form of EXHIBIT A hereto, duly executed by Seller;

                  (b) all other documents of title, deeds, endorsements,
            assignments and other instruments as are reasonably necessary to vest in Purchaser good and valid title to the Acquired Assets;

                  (c) the consent of the landlord under the lease to the
            Facility described on SCHEDULE 4.3 hereto;

                  (d) the certificate required under Section 7.1(d);

                  (e) Non-Competition Agreements, in the form attached hereto as
            EXHIBIT E, executed by Messrs. Reynolds and Cogdill;

                  (f) the Closing Asset Value statement required under Section
            2.3 and the Allocation Schedule required under Section 2.4; and

                  (g) the Registration Transfer Agreement and the Data
            Compensation Rights Transfer Agreement, substantially in the form of EXHIBIT C and EXHIBIT D hereto, duly executed by Seller.

Section 3.4.      Non-Assignable Instruments

            Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any Outdoor Contract which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given, or (ii) any Outdoor Contract or claim as to which all the remedies for the enforcement thereof enjoyed by Seller would not pass to Purchaser as an incident of the assignments provided for by this Agreement. Seller shall cooperate with Purchaser to obtain the consents of any other party required in connection with the transfer of any Outdoor Contract requiring such consent and, to the extent reasonably practicable, shall provide Purchaser with all of the benefits enjoyed by Seller under any such Outdoor Contract until consent to the assignment thereof is obtained.

Section 3.5.      Interdependence

            The transfers and deliveries described in this Article III to take place at the Closing are mutually interdependent and regarded as occurring simultaneously as of the close of business on the Closing Date; and, unless waived by both Purchaser and Seller, no such transfer or delivery shall become effective unless and until all other transfers and deliveries provided for in this Article III have also been consummated.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Purchaser as follows:

Section 4.1.      Corporate Organization and Good Standing

            Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in such jurisdictions where the nature of its business or properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller. Seller has all requisite corporate power and authority and all material governmental licenses, permits, consents and approvals required to own, operate, and lease its properties and to carry on its businesses as now being conducted. Seller has heretofore delivered to Purchaser complete and correct copies of its Certificate of Incorporation and By-

Laws, each as amended and in effect on the date hereof. Seller has no subsidiaries.

Section 4.2.      Authorization, Execution and Binding Effect

            Subject to the approval of the Stockholder Proposals in accordance with the requirements of the Exchange Act and the Delaware General Corporation Law, (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller; and (b) this Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general principles of equity.

Section 4.3.      Noncontravention; Consents and Approvals

            Subject to the approval of the Stockholder Proposals in accordance with the requirements of the Exchange Act and the Delaware General Corporation Law, neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Seller, (b) result in a violation of any order, decree, judgment, law, rule, or regulation of any court or governmental authority, applicable to Seller, (c) result in the breach of, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Seller under, any note, bond, mortgage, indenture, deed of trust, license, franchise, contract, agreement, or other instrument or commitment or obligation of Seller which breach, termination, cancellation, or acceleration would have a Material Adverse Effect on Seller, or (d) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations which have been obtained, which are set forth on SCHEDULE 4.3, or the failure of which to obtain would not have a Material Adverse Effect on the Outdoor Business.

Section 4.4.      Compliance With Laws

            To the best knowledge of Seller, Seller is in compliance with all laws, regulations, decrees and orders applicable to the Outdoor Business, except where noncompliance would not have a Material Adverse Effect on the Outdoor Business. Seller has duly filed all reports and returns required to be filed by it with governmental authorities with respect to the

Outdoor Business and has obtained all governmental permits and licenses and other governmental consents which are required in connection with the Outdoor Business, except for such reports, returns, permits, licenses, and consents which, if not filed or obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Outdoor Business. All of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the best knowledge of Seller, threatened.

Section 4.5.      Financial Statements; Accounts Receivable; Inventories

            (a) Seller has heretofore delivered to Purchaser copies of its audited financial statements for the year ended December 31, 1996, and its unaudited financial statements for the quarter ended June 30, 1997. The financial statements have been prepared in conformity with GAAP and, taken as a whole, present fairly the financial position of the Outdoor Business as of the respective dates of such financial statements and the results of operations of the Outdoor Business for the periods covered by such Financial Statements.

            (b) All accounts receivable reflected on the Seller's accounts receivable aging report dated as of the date hereof have arisen from bona fide transactions in the ordinary course of the Outdoor Business's business and have been collected and, to the best knowledge of Seller, are collectable (subject to a reserve for bad debts amounting to not more than 0.3% of such accounts receivable), in the ordinary course of business in the recorded amounts thereon without valid set-off or counterclaim.

            (c) The inventories of the Outdoor Business included in the Acquired Assets consist only of material in merchantable condition and saleable or usable in the ordinary course of business.

Section 4.6.      Absence of Certain Changes

            Except as contemplated by this Agreement or as described on SCHEDULE
4.6 hereto, since June 30, 1997, there has been no Material Adverse Change in the condition, financial or otherwise, of Seller. Without limiting the generality of the foregoing, since June 30, 1997 Seller has not, with respect to the Outdoor Business or the Acquired Assets:

                  (i) paid, discharged, or satisfied any claim, liability, or obligation (absolute, accrued, contingent, or otherwise) relating to the Outdoor Business, other than the payment, discharge, or satisfaction of claims, liabilities and obligations, in the ordinary course of business and consistent with past practice, and other than payments made in connection with the termination of Seller's lease for 2505 Trade Center Avenue, Longmont, Colorado;

                           (ii) disposed of or permitted to lapse any rights to the use of any Intellectual Property;

                           (iii) sold, transferred, or otherwise disposed of any of the properties or assets of Seller used by the Outdoor Business, except for the sale of inventory in the ordinary course of business, and except for the sale of any Excluded Asset;

                           (iv) waived or released any rights of material value relating to the Outdoor Business;

                           (v) entered into any agreement, whether in writing or otherwise, to do any of the foregoing; or

                           (vi) suffered any casualty loss or damage (whether or not covered by insurance) which affects in any material respect the Acquired Assets or the conduct of the Outdoor Business.

Section 4.7. Legal Proceedings

                  Except as described on SCHEDULE 4.7 hereto, there are no material claims, actions, suits, inquiries, investigations, or proceedings pending or, to the best knowledge of Seller, threatened in writing or imminent before or by any court or governmental body, (i) against Seller relating to the Acquired Assets or the Outdoor Business, (ii) which question or challenge the validity of this Agreement or any action taken or to be taken by Seller pursuant hereto, or (iii) which constitute requests for environmental clean-up actions, cost reimbursement or contribution by any Federal, state or local agencies or any private parties with respect to any property leased by Seller and used by the Outdoor Business. Seller is not subject to any judgment, order or decree, or to any governmental restriction (other than those applicable generally to companies engaged in businesses similar to the Outdoor Business) which is likely to have a Material Adverse Effect on the Outdoor Business.

Section 4.8. Title to Properties and Related Matters

                  (a) Seller has, and pursuant to this Agreement will convey, sell, transfer, assign and deliver to Purchaser, good and valid title to all of the Acquired Assets, except that with respect to Acquired Assets leased by Seller, Seller has and will convey, sell, transfer, assign and deliver to Purchaser valid and enforceable leasehold interests therein. Such Acquired Assets and properties and title thereto are free and clear of all title defects and all liens, mortgages, pledges, claims, charges, security interests, and other encumbrances ("ENCUMBRANCES") except Encumbrances which are disclosed on SCHEDULE 4.8(a) hereto or which do not, individually or in the aggregate, impair the current use, occupancy, or value, or the validity of title, of the property subject thereto (such exceptions being referred to herein as the "PERMISSIBLE EXCEPTIONS").

                  (b) Seller has delivered to Purchaser a correct and complete copy of the lease for the Facility, which lease is legal, valid, binding, enforceable and is in full force and effect and constitutes the only lease for real property held by Seller. There are no disputes, oral agreements or forbearance in effect as to the lease for the Facility and to the best knowledge of Seller neither party to the lease is in breach or default of the terms thereof. All rental and other amounts required to be paid under the Lease have been duly paid.

Section 4.9. Taxes and Tax Returns

                  Seller has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on the Outdoor Business. There is no dispute or claim concerning any Taxes either claimed or raised by any authority in writing.

Section 4.10. Contracts

                  (a) SCHEDULE 4.10(a) hereto lists all written contracts, agreements, instruments, arrangements, and leases to which Seller is a party or is otherwise bound and which relate to the Outdoor Business or the Acquired Assets, other than any contract which is an Excluded Asset and other than immaterial contracts (which for purposes of this Agreement shall mean contracts which (i) do not provide for aggregate payments by or to Seller in excess of $5,000 and (ii) are not otherwise material to the Outdoor Business) (collectively, including such immaterial contracts, "OUTDOOR CONTRACTS")). True and correct copies of all Outdoor Contracts listed on SCHEDULE 4.10(a) have heretofore been delivered to Purchaser.

                  (b) Except as set forth and described (including a reference in each case to the relevant clause of this Section 4.10(b)) on SCHEDULE 4.10(b) hereto:

                           (i) to the best knowledge of Seller, all Outdoor
                  Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of Seller and the other parties thereto;

                           (ii) there are no existing material defaults by
                  Seller under any Outdoor Contract, and to the best knowledge of Seller, no event, act or omission has occurred which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a material default thereunder;

                           (iii) no other party to any Outdoor Contract has
                  asserted the right, and to the best knowledge of Seller, no basis exists for the assertion of any right, to renegotiate the terms or conditions of any such Outdoor Contract; and

                           (iv) all Outdoor Contracts are assignable by Seller
                  in connection with the transactions contemplated by this Agreement, EXCEPT AS NOTED ON SCHEDULE 4.3 HERETO.

Section 4.11. Patents, Trademarks, Trade Names, etc.

                  (a) SCHEDULE 4.11(a) hereto lists all material patents, patent applications, common law and registered trademarks, service marks and trade names, and pending registrations thereof currently owned by or licensed to Seller and used by or in the Outdoor Business. All of the foregoing, together with all other trade secrets, copyrights, know-how, processes, and proprietary information owned by Seller and used by the Outdoor Business which are entitled to legal protection, are sometimes referred to collectively herein as the "INTELLECTUAL PROPERTY."

                  (b) Except as described on SCHEDULE 4.11(b) hereto, Seller has not received any notice that its current use of any of the Intellectual Property constitutes infringement of the intellectual property of any third party, and to the best knowledge of Seller, such current use of the Intellectual Property does not constitute infringement of the intellectual property of any third party. Except as described on SCHEDULE 4.11(b), Seller has no knowledge that any third party is infringing any of the Intellectual Property and none of the Intellectual Property is subject to any outstanding litigation, administrative proceeding, order, decree, judgment, stipulation, injunction, or settlement agreement restricting or seeking to restrict the use thereof by Seller, or challenging the validity or registration of any of the Intellectual Property.

Section 4.12. Condition of Assets

                  The material improvements, fixtures and appurtenances on or to the Facility and the material tangible property included in the Acquired Assets, or the subject of any lease included in the Acquired Assets, are in good operating condition, subject to ordinary wear and tear.

Section 4.13. Environmental Matters

                  (a) SCHEDULE 4.13(a) hereto lists all permits, licenses and other authorizations which have been obtained by Seller and which are required to be held or obtained by Seller in connection with the Outdoor Business under all Environmental Laws, except for such permits, licenses and other authorizations the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Outdoor Business. Seller is in substantial compliance with all terms and conditions of such permits, licenses and authorizations, and to the best knowledge of Seller, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws and applicable to the Outdoor Business.

                  (b) To the best knowledge of Seller, there is no pending or, threatened civil or criminal litigation, notice of violation, or administrative proceeding relating in any way to the Environmental Laws (including notices, demand letters, or claims under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("SUPERFUND"), and similar state or local laws) involving the Outdoor Business or any of the Acquired Assets. To the best knowledge of Seller, there have not been and there are not any events, conditions, circumstances, activities, practices, incidents, actions, or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, study, or investigation against Seller relating to the Outdoor Business or the Acquired Assets, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding, hearing, study, or investigation which may be brought, under RCRA, Superfund, or similar state or local laws.

Section 4.14. Finders

                  Neither Seller nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transactions provided for in this Agreement, other than Dillon, Read & Co. Inc. Seller agrees to indemnify Purchaser against, and to hold Purchaser harmless from, any claims for brokerage or similar commission or other compensation which may be made against Purchaser by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of Seller or any of its Affiliates.

Section 4.15. Proxy Statement Information

                  Seller's Proxy Statement will not, at the respective time such Proxy Statement is filed with the SEC or mailed to the Seller's stockholders, and on the date of the Seller's stockholders' meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statement therein, in light of the circumstances under which they were made, not misleading or (ii) to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise. The representations and warranties contained in this Section 4.15 will not apply to statements included in or omissions from the Seller's Proxy Statement based upon information furnished to Seller by Purchaser specifically for use therein.


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller as follows:

Section 5.1. Corporate Organization

                  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now being conducted.

Section 5.2. Authorization, Execution and Binding Effect

                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of

Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general principles of equity.

Section 5.3. Noncontravention; Consents and Approvals

                  Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will (i) violate or conflict with any provision of the certificate of incorporation or by-laws of Purchaser, (ii) result in a violation of any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any court or governmental authority, applicable to Purchaser, (iii) result in the breach of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, agreement, or other instrument or commitment or obligation of Purchaser which breach would have a Material Adverse Effect on Purchaser, (iv) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations which have been obtained, which are set forth on
SCHEDULE 5.3, or the failure of which to obtain would not have a Material Adverse Effect on Purchaser.

Section 5.4. Finders

                  Neither Purchaser nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, or intermediary, for or on account of the transactions provided for in this Agreement. Purchaser agrees to indemnify Seller against, and to hold Seller harmless from, any claims for brokerage or similar commission or other compensation which may be made against Seller by any third party in connection with the transactions contemplated hereby, which claim is based upon such third party having acted as broker, finder, investment banker, or in any similar capacity on behalf of Purchaser or any of its Affiliates.

Section 5.5. Legal Proceedings

                  There are no material claims, actions, suits, inquiries, investigations or proceeding pending, or to the best knowledge of Purchaser, threatened in writing or imminent, against Purchaser before or by any court or governmental body which question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser pursuant hereto.

Section 5.6. Proxy Statement

                  None of the information with respect to Purchaser that will be included in the Seller's Proxy Statement that is based upon and consistent with information provided to Seller by Purchaser specifically for use therein will, at the respective times, such Proxy Statement is filed with the SEC or mailed to the Seller's stockholders or on the date of the Seller's stockholders' meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statement therein, in light of the circumstances under which they were made, not misleading or (ii) to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise.


                                   ARTICLE VI
                                    COVENANTS


Section 6.1. Pre-Closing Covenants

                  (a) General. Prior to the Closing, Purchaser and Seller will each use all reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

                  (b) Operation of Business. Prior to the Closing, Seller will conduct the Outdoor Business in the ordinary course, consistent with past practice, and will use all reasonable efforts to maintain its relationships with lessors, suppliers, vendors, customers and employees. Without limiting the foregoing, Seller shall not (i) become a party to any plan, contract, guarantee, agreement or arrangement that would frustrate the purpose of, or would materially adversely affect Purchaser's rights under, this Agreement; (ii) sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber any of the Acquired Assets, except that Seller may sell its inventory in the ordinary course of business; or (iii) purchase, acquire, transfer, or convey, any material Acquired Assets or enter into any transaction or make or enter into any contract or commitment except in the ordinary course of business. Prior to the Closing, Seller will transfer any inventory currently located in Canada to Seller's Facility in Longmont, Colorado.

                  (c) Full Access. Prior to the Closing, Seller will permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Outdoor Business. Purchaser and its Affiliates and representatives will treat and hold such information it receives from Seller as confidential, will not use any of the information except in connection with this Agreement, and will not disclose such information to any third party until the transaction contemplated by this Agreement is consummated. If this Agreement is terminated for any reason whatsoever and Seller sends a written request for the return of such information within thirty (30) days of such termination, Purchaser will return to Seller all tangible embodiments (and all copies) of the information which are in its possession.

                  (d) Exclusivity. Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Assets or any substantial portion thereof; provided, however, that Seller and its directors and officers may furnish information to any Person who, after the date hereof, submits a written offer for the stock or assets of Seller, if the Board of Directors of Seller determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of the Board of Directors requires that Seller furnish such information.

                  (e) Seller's Stockholder Meeting. (i) As soon as reasonably practicable after the date hereof, Seller shall prepare for filing and file with the SEC a proxy statement (as amended or supplemented from time to time, the "Proxy Statement") in preliminary form to approve the sale of the Acquired Assets and the Outdoor Business on the terms and conditions set forth herein, a change of Seller's corporate name and such other matters as may be necessary or desirable to include therein (collectively, the "STOCKHOLDER PROPOSALS"). Seller shall respond to comments and requests from the SEC, use its best efforts to promptly respond to any comments received from the SEC, file such document in definitive form with the SEC, mail such document to its stockholders entitled thereto, and solicit proxies with respect thereto to obtain the Stockholder Approval. Seller shall promptly deliver to Purchaser copies of any comments or requests with respect to the Proxy Statement that it receives from the SEC. Purchaser and Seller will consult and cooperate with each other in preparing and filing such document and responding to such comments and requests, and Seller shall not file with the SEC or mail to its stockholders the Proxy Statement or any amendment or supplement thereto, or respond to such comments or requests, without the prior approval of Purchaser, which approval will not be unreasonably withheld. All documents that Seller is responsible for filing with the SEC in connection with the transaction contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

                  (ii) Seller shall use all reasonable efforts to call a meeting of the holders of its Common Stock as promptly as practicable after the date hereof, for the purpose of obtaining approval of the Stockholder Proposals and shall use all reasonable efforts to hold such meeting. Seller will use its best efforts to obtain necessary stockholder approval of the Stockholder Proposals and will otherwise comply with all legal requirements applicable to the stockholders meeting. If the Stockholder Proposals are approved, prior to the Closing, Seller shall file a Certificate of Amendment to its Certificate of Incorporation to change its corporate name.

                  (iii) Subject to the accuracy of the representations and warranties of Purchaser set forth in Article V, Seller will, through its Board of Directors, recommend to the holders of its Common Stock approval of this Agreement and the transaction contemplated hereby.

                  (f) Publicity. Purchaser and Seller agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transaction contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may, in the opinion of counsel to the disclosing party, be required by applicable law.

Section 6.2. Post-Closing Covenants.

                  (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, Purchaser and Seller agree to take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).

                  (b) Covenant Not to Compete. For a period of three years from and after the Closing Date, Seller will not engage directly or indirectly in the business of manufacturing, distributing or selling portable water filtration and purification devices in the outdoor recreational and the travel-related markets; provided, however, that nothing contained herein shall prohibit Seller from owning less than 5% of the outstanding stock of any publicly traded corporation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.2(b) is invalid or unenforceable, Purchaser and Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (c) Access. For a period of one year after the Closing, or for such shorter period as Purchaser may elect, Seller's paid invoice records shall be stored at the Facility and both Purchaser and Seller shall have access thereto. At the expiration of such period, Seller shall notify Purchaser of the location to which such records shall be forwarded and Purchaser shall forward such records to such address, at Seller's expense. After the Closing, upon reasonable written notice, Purchaser and Seller each agree to furnish or cause to be furnished to the other party and its representatives, employees, counsel and accountants reasonable access, during normal business hours, to such additional information and additional records pertinent to the Outdoor Business and assistance (relating to the Outdoor Business), as are reasonably necessary for financial reporting, benefits administration and accounting matters, the preparation and filing of any Tax Returns or other filings required to be made with any governmental entity or the defense of any Tax claim or assessment or other claim; provided, however, that such access shall not unreasonably disrupt the normal operations of either Purchaser or Seller. Neither Purchaser nor Seller shall destroy any books, records or files delivered or obtained, as the case may be, without first offering to turn over possession thereof to the other party by written notice least 30 days prior to the proposed date of such disposition or destruction.

Section 6.3. Employees

                  Purchaser shall have the right, but not the obligation, to offer employment to any of Seller's employees, at the salary levels and on other terms and conditions to be determined in Purchaser's sole discretion.


                                   ARTICLE VII
                              CONDITIONS TO CLOSING


Section 7.1. Conditions to Obligation of Purchaser to Close.

                  The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
                  Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (b) Seller shall have performed and complied with
                  all of its covenants hereunder in all material respects to the Closing Date;

                           (c) there shall not be any injunction, judgment,
                  order, decree, ruling, or charge in effect prohibiting consummation of any of the transactions contemplated by this Agreement;

                           (d) Each of Messrs. Reynolds and Cogdill shall have
                  executed a Non-Competition Agreement in the form attached hereto as EXHIBIT E;

                           (e) Seller shall have delivered to Purchaser a
                  certificate of Seller's chief executive officer or chief financial officer in the form attached hereto as EXHIBIT F; and

                           (f) the Stockholder Proposals shall have been
                  approved by the holders of a majority of Seller's outstanding shares of Common Stock.

Section 7.2. Conditions to Obligation of Seller to Close.

                  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (a) the representations and warranties set forth in
                  Article 5 above shall be true and correct in all material respects at and as of the Closing Date;

                           (b) Purchaser shall have performed and complied with
                  all of its covenants hereunder in all material respects up to the Closing Date;

                           (c) there shall not be any injunction, judgment,
                  order, decree, ruling, or charge in effect prohibiting consummation of any of the transactions contemplated by this Agreement;

                           (d) Purchaser shall have delivered to Seller a
                  certificate of Purchaser's chief executive officer or chief financial officer in the form attached hereto as EXHIBIT G; and

                           (e) the Stockholder Proposals shall have been
                  approved by the holders of a majority of Seller's outstanding shares of Common Stock.

                                  ARTICLE VIII
                          SURVIVAL AND INDEMNIFICATION

Section 8.1. Survival of Representations and Warranties, etc.

                  Except as otherwise expressly provided by this Agreement, all representations and warranties, covenants, agreements and other undertakings of the parties contained in this Agreement or in any writing delivered pursuant hereto, shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto, for a period of one (1) year following the Closing Date; provided, however, that all representations and warranties of Seller which relate to Taxes and title to the Acquired Assets, shall survive until the expiration of all applicable statutes of limitation; and provided further, that the expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration.

Section 8.2. Indemnification

                  (a) Subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend, and hold harmless Purchaser and Purchaser's Affiliates from and against any and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees incurred by Purchaser and Purchaser's Affiliates in connection therewith) of Purchaser and Purchaser's Affiliates, arising out of or due to, any claim, action or proceeding asserted by a person or entity who is not a party to this Agreement (a "THIRD PARTY CLAIM") that arises out of, is due to or concerns, directly or indirectly

                           (i) any inaccuracy in or breach of any of the representations, warranties, covenants, agreements or undertakings of Seller contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection herewith; or

                           (ii) any Excluded Liability.

                  (b) Subject to the limitations set forth in this Article VIII, Purchaser shall indemnify, defend, and hold harmless Seller and Seller's Affiliates from and against any and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees incurred by Seller and Seller's Affiliates in connection therewith) of Seller and Seller's Affiliates, arising out of or due to Third Party Claim that arises out of, is due to or concerns, directly or indirectly

                           (i) any inaccuracy in or breach of any of the
                  representations, warranties, covenants, agreements or undertakings of Purchaser contained in this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto in connection herewith; or

                           (ii) any Assumed Liability.

                  (c) The matters to which the indemnification obligations of
Section 8.2(a) and 8.2(b) apply shall be referred to collectively as "INDEMNIFIABLE LOSSES" and each shall be referred to as an "INDEMNIFIABLE LOSS." The amount of any Indemnifiable Loss shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Indemnifiable Loss.

Section 8.3. Procedure for Indemnification

                  (a) If a party entitled to indemnification pursuant to Section
8.2 (the "INDEMNITEE") receives notice of the assertion of a Third Party Claim with respect to which another party to this Agreement (the "INDEMNIFYING PARTY") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. With respect to any Third Party Claim, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim; provided, however, that without the consent of the Indemnitee, which consent shall not unreasonably be withheld or delayed, the Indemnifying Party shall not settle or compromise any claim unless such settlement or compromise (i) is for money damages only, which damages are paid solely by the Indemnifying Party, (ii) includes a release of the Indemnitee, and (iii) does not involve an admission of liability or fault on the part of the Indemnitee. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall within thirty (30) days of such election (or sooner if the nature of the Third Party Claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may defend such Third Party Claim without waiving its claim for indemnification hereunder; provided, however, that the Indemnitee shall not settle or compromise any such claim without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party claim, it being understood that the Indemnifying Party may, if it so elects, control such defense. "CONTROL" of the defense, as used herein, includes, without limitation, the selection of counsel and the determination of tactics and strategy applicable to litigation and settlement, subject to the other provisions of this
Section 8.3. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available on a reasonable basis to the Indemnifying Party any personnel or any books, records, or other documents within its control that are necessary for such defense.

                  (b) Any claim for indemnity between the parties other than with respect to a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party, setting forth in reasonable detail the basis for such claim. The Indemnifying Party shall have a period of 45 days within which to respond thereto. If the Indemnifying Party does not respond within such 45-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, the Indemnitee shall, subject to the limitations as to liability and otherwise as set forth in this Article VIII, be free to pursue such remedies as may be available to such party by applicable law.

Section 8.4. Limitation on Seller's Indemnification

                  The indemnification rights provided by this Article VIII shall be subject to the following limitations:

                  (a) Purchaser and its Affiliates shall not be entitled to assert any indemnification right or claim until such time as the aggregate amount of such rights and claims exceeds Ten Thousand Dollars ($10,000) (the "BASKET AMOUNT").

                  (b) At such time as Purchaser's and its Affiliates indemnification rights and claims exceed, in the aggregate, the Basket Amount, then Purchaser and its Affiliates may assert such rights and claims up to a maximum of Five Hundred Thousand Dollars ($500,000) (the "CAP AMOUNT").

Section 8.5. Limitation on Purchaser's Indemnification

                  Seller and its Affiliates shall not be entitled to assert any indemnification right or claim such time as the aggregate amount of such rights and claims of Seller and its Affiliates exceeds the Basket Amount. At such time as Seller's and its Affiliates' indemnification rights and claims exceed, in the aggregate, the Basket Amount, then Seller and its Affiliates may assert such rights and claims up to a maximum of the Cap Amount.

Section 8.6. Sole Remedy

                  Except as otherwise expressly provided by this Agreement, the indemnification provisions of this Article VIII shall from and after the Closing be the sole remedy for indemnification for any Third Party Claims or for any breach or alleged breach of any the representations, warranties or covenants contained in this Agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS


Section 9.1. Headings; Grammatical Usage

                  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular terms and vice versa, in any place in which the context so requires.

Section 9.2. Notices

                  Any notices or other communications required or permitted hereunder shall be given in writing and shall be sufficient if delivered personally or sent by certified or registered mail, postage prepaid, or by reputable overnight carrier, addressed as follows:

                  If to Seller, to:

                           SweetWater, Inc.
                           1140 Boston Avenue, Unit A
                           Longmont, Colorado 80501
                           Attention: Eric M. Reynolds

                  with a copy to:

                           Zimet, Haines, Friedman & Kaplan
                           460 Park Avenue
                           New York, NY  10022
                           Attention:  Isabel J. Wacker, Esq.

                  If to Purchaser, to:

                           Cascade Designs, Inc.
                           4000 First Avenue South
                           Seattle, Washington 98134
                           Attn:  Lee Fromson
                  with a copy to:

                           Davis Wright Tremaine
                           1501 Fourth Avenue -- Suite 2600
                           Seattle, Washington 98101
                           Attn:  LaVerne Woods, Esq.


or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given when so personally delivered, or if mailed, three days after mailing, or if sent by overnight courier, on the following business day; provided, that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

Section 9.3. Assignment; Third Parties

                  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies.

Section 9.4. Expenses and Transfer Taxes

                  (a) Except as provided to the contrary in paragraph (b) of this Section, all fees and expenses incurred by Seller in connection with this Agreement shall be borne by Seller, and all fees and expenses incurred by Purchaser in connection with this Agreement shall be borne by Purchaser.

                  (b) Purchaser shall pay all Transfer Taxes, which may be payable in connection with the transactions contemplated by this Agreement.

Section 9.5. Complete Agreement

                  This Agreement, which includes each of the Exhibits and Schedules hereto, contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto (including without limitation the Letter of Intent dated September 9, 1997 by Purchaser and executed by Seller on September 12, 1997). There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

Section 9.6. Amendments and Waivers

                  This Agreement may be amended or modified, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 9.7. Termination.

                  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date (a) by mutual written consent of Purchaser and Seller; or (b) by either party hereto, if the Closing does not occur on or prior to March 31, 1998; provided, however, that the Closing has not been delayed as a result of a material breach of the representations, warranties, covenants and agreements contained herein by the party seeking termination. Upon such termination, this Agreement shall be of no further force and effect, except for the provisions of Section 6.1(c) relating to confidentiality, (ii) Section 6.1(f) relating to publicity, (iii) this Section 8.7, (iv) Section 2.4(f) and 9.4 relating to expenses, (v) Sections 4.14 and 5.4 relating to finder's fees and broker's fees and (vi) Sections 9.2 and 9.9 relating to notices and governing law, respectively.

Section 9.8. Counterparts

                  This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

Section 9.9. Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed entirely within such state. Seller and Seller's Affiliates agree to submit irrevocably, at Purchaser and Purchaser's Affiliates election, to the personal jurisdiction and venue of the Superior Court of the State of Washington for the City of Seattle in the County of King (in which case Seller and Seller's Affiliates) waive any right of removal) or to the personal jurisdiction and venue of the United States District Court for the Western District of Washington in any action for emergency injunctive relief or to enforce the provisions of this Agreement.

Section 9.10. Severability

                  This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.


        PURCHASER:                      SELLER:

CASCADE DESIGNS, INC.                   SWEETWATER, INC.


By:/s/ Lee A. Fromson                   By:/s/ Eric M. Reynolds
        Name:   Lee A. Fromson                  Name:  Eric M. Reynolds
        Title:  Vice President                  Title: Chief Executive
                and Chief                              Officer and
                Financial                              President
                Officer

                         List of Exhibits and Schedules
                           to Asset Purchase Agreement

DESCRIPTION OF EXHIBIT                                   EXHIBIT NUMBER
Bill of Sale, Assignment and Assumption Agreement              A

License Agreement                                              B

Registration Transfer Agreement                                C

Data Compensation Rights Transfer Agreement                    D

Form of Non-Competition Agreement                              E

Seller's Officer's Certificate                                 F

Purchaser's Officer's Certificate                              G


DESCRIPTION OF SCHEDULES                                   SCHEDULE NUMBER
Excluded Assets                                                1.1(i)

Additions to Closing Asset Value                               2.3

Consents and Waivers of Seller                                 4.3

Certain Changes                                                4.6

Legal Proceedings                                              4.7

Permissible Exceptions                                         4.8

Outdoor Contracts                                              4.10

Patents, Trademarks and Trade Names                            4.11

Environmental Matters                                          4.13

Consents and Waivers of Buyer                                  5.3